Exhibit 21.1
List of Subsidiaries

Name of Company	Jurisdiction of Incorporation
ReSearch Pharmaceutical Services, LLC	Delaware

Services de Recherché Pharmaceutique Inc.	Canada (Quebec)

RPS Do Brasil Servicos de Pesquisa LTDA	Brazil

RPS Global S.A.	Uruguay

RPS Latin America S.A.	Uruguay

RPS Chile Limitada	Chile

RPS Peru S.A.C.	Peru

RPS Research Mexico, S de RL de CV	Mexico

RPS Research Servicios, S de RL de CV	Mexico

RPS Research S.A.	Argentina

RPS Colombia LTDA	Colombia

RPS Bermuda, Ltd	Bermuda

RPS Netherlands, C.V.	Netherlands

RPS Netherlands, B.V.	Netherlands

RPS Germany GmbH	Germany

RPS Research Germany GmbH	Germany

RPS Spain S.L.	Spain

Infociencia S.L.	Spain

Infociencia Clinical Research S.L.	Spain

RPS France S.A.S.	France

RPS Research France	France

RPS Research UK Limited	United Kingdom

RPS Sweden AB	Sweden

RPS Research Norway AS	Norway

RPS Finland Oy	Finland

RPS Bulgaria EOOD	Bulgaria

RPS Croatian d.o.o.	Croatia

RPS Research Switzerland GmbH	Switzerland

RPS Czech Republic s.r.o	Czech Republic

RPS Belgium BVBA or SPRL	Belgium

RPS Romania S.R.L.	Romania

Name of Company	Jurisdiction of Incorporation
PHC RPS Ukraine	Ukraine

RPS Research LLC	Russia

RPS Research Austria GmbH	Austria

RPS Hungary Kft.	Hungary

RPS Research Italy S.r.l.	Italy

RPS Poland sp. z.o.o.	Poland

Research Pharmaceutical Services (Outsourcing Ireland) Limited	Ireland

Paramax International Inc.	British Virgin Islands

Paramax International (Beijing) Inc.	China

RPS Research Inc.	Korea

RPS Malaysia Sdn. Bhd.	Malaysia

RPS Research Philippines	Philippines

RPS Research Singapore PTE Ltd	Singapore

RPS Taiwan, Ltd.	Taiwan

RPS Research Thailand	Thailand

RPS Japan	Japan

RPS Hong Kong Limited	Hong Kong

RPS Australia Pty Ltd.	Australia

RPS Research South Africa (Proprietary) Limited	South Africa